Exhibit (p)(iv)

CODE OF ETHICS

DIREXION FUNDS

DIREXION INSURANCE TRUST

DIREXION SHARES ETF TRUST

and

RAFFERTY ASSET MANAGEMENT, LLC

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics has been adopted by the above named trusts (“Trusts”) and Rafferty Asset Management, LLC in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Section 204A-1 under the Investment Advisers Act of 1940, as amended. Capitalized terms used in this Code are defined in Appendix 1 to this Code. All Appendices referred to herein are attached to and are a part of this Code.

This Code is based on the principle that the trustees, officers, and employees of Rafferty and the Trusts have a fiduciary duty to place the interests of the Trust ahead of their own interests. The Code applies to all Access Persons and focuses principally on reporting of personal transactions in securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Trust.

As fiduciaries, Access Persons must at all times:

1. Place the interests of the Trust first. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Trust. An Access Person may not induce or cause a Fund to take action, or not to take action, for personal benefit, rather than for the benefit of the Fund. For example, an Access Person would violate this Code by causing a Fund to purchase a Security he or she owned for the purpose of increasing the price of that Security.

2. Avoid taking inappropriate advantage of their positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, prerequisites, or gifts from persons seeking business with the Trusts or Rafferty could call into question the exercise of an Access Person’s independent judgment.

3. Conduct all Personal Securities Transactions in full compliance with this Code including the reporting requirements. Doubtful situations should be resolved in favor of the Trust. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

B. Appendices to the Code. The appendices to this Code are attached to and are a part of the Code. The appendices include the following:

1.	Definitions (Appendix 1),

2.	Direxion Funds and Direxion Shares ETFs for Access Persons Ownership (Appendix 1-A),

3.	Contact Persons (Appendix 2),

4.	Certification of Compliance with Code of Ethics (Appendix 3 and 3-I),

5.	Personal Securities Holdings and Accounts Disclosure Form (Appendix 3-A)

6.	Form Letter to Broker, Dealer or Bank (Appendix 4).

7.	Report of Securities Transactions (Appendix 5)

8.	Initial Public Offering / Private Placement Clearance Form (Appendix 6)

C. Application of the Code to Independent Fund Trustees. Notwithstanding the definition of Access Persons, the following provisions do not apply to Independent Fund Trustees and their Immediate Families.

1.	Conflicts of Interest Policy (Section II)

2.	Violations of Securities Laws and Stock Exchange Rules (Section III)

3.	Personal Securities Transactions (Section IV)

4.	Initial, Quarterly and Annual Holdings Reporting Requirements (Section V.A.)

5.	Receipt and Giving of Gifts (Section VI.B.)

6.	Restrictions on Service as a Director of a Publicly-Traded Company (Section VI.E.)

7.	Statement on Insider Trading (Section VII)

8.	Pay to Play Policy (Section VIII.B)

II. CONFLICTS OF INTEREST POLICY

A.	In General

As an Access Person or employee, you must be careful to avoid any activity that might detract from or conflict with the Trusts or Rafferty’s interests. An actual or potential conflict of interest potentially occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee, or someone the employee has contact with, as a result of Rafferty’s or the Trusts’ business dealings.

On occasion, despite your best efforts, a conflict of interest might develop unexpectedly or by accident. Frequently, these problems can be resolved easily, if they are handled quickly and openly. If you become aware of a conflict or a possible conflict, or are not sure if a situation creates a conflict or possible conflict, report it promptly in writing to a Compliance Officer. Each case will be approached individually. Sometimes, full disclosure of the facts to management will be all that is necessary for the Trusts or Rafferty to protect its interests. In other cases, however, it will be necessary to eliminate the outside interest. The Trusts and Rafferty reserve the right, in each case, to take such action as is deemed necessary to resolve the conflict.

Although it is impossible to present a complete list of actions or interests that would be “a conflict of interest,” the guidelines are intended to provide some examples or general direction concerning unacceptable conduct. In the event that you have some question as to whether certain conduct is covered by this section, treat such conduct as falling under this section until told otherwise, in writing, by one of the Compliance Officers. You must ask for clarification regarding acceptable standards of operation when an issue arises.

B.	Personal Gain

Disqualify yourself from exerting influence in any business transaction where your own interests may compete with the best interests of the Trusts or Rafferty (or any of its affiliates) or where you may gain any benefit at the Trusts or Rafferty’s (or its affiliates) injury or expense. All transactions involving securities in which the Trusts are invested must be approved by a Compliance Officer. All trades and resulting confirmations and statements, whether or not they represent a potential conflict, must be forwarded to senior management

C.	Company Records and Confidential Information

Proprietary and/or confidential information about the Trusts, Rafferty, or its affiliates are valuable company assets and both the Trusts and Rafferty take great care to ensure that such information is safe, private and accessible only to authorized users.

It is the obligation of all employees to protect the confidentiality of all of the Trusts and Rafferty’s confidential information which includes, but is not limited to, investment analyses; non-public trading records; performance and identity of specific investments; the identity of current and prospective investors and clients of the Trusts and Rafferty and its affiliates; Rafferty’s internal financial and operating records, policies and procedures; Rafferty’s marketing practices and investor relations techniques and practices. This policy also applies to information regarding companies that the Trusts and Rafferty directly or indirectly controls. Proprietary or confidential information of the Trusts or Rafferty or materials of the Trusts or Rafferty or its affiliates are solely for the use of the Trusts or Rafferty or its affiliates as applicable and are not to be used for personal purposes or given to others.

Whenever using any such information you should ensure that it is not available to any unauthorized persons, that you do not discuss it with any unauthorized persons and that you take all reasonable precautions to ensure that access to information continues to be restricted after your use. By accepting employment with Rafferty, you agree that any confidential or proprietary information imparted to you or learned by you in connection with such employment will only be used in the performance of Rafferty or the Trust’s duties and will be held in confidence and trust, using all reasonable precautions to ensure that it is not disclosed to any unauthorized person or used in an unauthorized manner either during or after your employment with Rafferty or the Trusts.

In the event that you have some question as to whether certain information is covered by this section, treat such information as falling under this section until told otherwise, in writing, by one of the Compliance Officers.

D.	Outside Employment

It is undesirable for a full-time employee to have additional outside employment, including self-employment, business ventures and employment with other companies.

Any such outside employment or venture must be pre-approved by a Compliance Officer in writing. Employees may serve as directors or trustees of governmental, commercial or not-for-profit organizations only with Rafferty approval.

III. VIOLATIONS OF SECURITIES LAWS AND STOCK EXCHANGE RULES

ANY VIOLATIONS OF THE FEDERAL AND APPLICABLE STATE SECURITIES LAWS OR ANY STOCK EXCHANGE RULES WILL BE CONSIDERED CONTRARY TO THE INTERESTS OF THE TRUSTS AND RAFFERTY AND MAY LEAD TO IMMEDIATE DISMISSAL.

IV. PERSONAL SECURITIES TRANSACTIONS

A.	Allowable Transactions. These are securities transactions that do not require prior approval by the Compliance Officer:

1.	Securities held in account over which the Access Person (or members of their Immediate Family) has no direct or indirect influence or control. For example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted or advised of the trade before it is executed;

2.	Open-end mutual funds registered in the U.S. or other foreign jurisdictions, excluding exchange traded funds other than those listed on Appendix 1-A. However, investments in leveraged Direxion Funds are prohibited transactions. See Appendix 1-A for a list of Direxion Funds and Direxion Shares ETFs in which securities transactions are allowed. An Access Person is required to hold any Direxion Fund or Direxion Shares ETF listed on Appendix 1-A for a minimum period of 30 days ;

3.	Money market instruments including bank CDs;

4.	Any acquisition of Securities through certain corporate actions such as stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

B.	Pre-approval. Notwithstanding the foregoing, Access Persons that plan to effect Securities Transactions that are not Allowable Transactions must receive pre-approval of the specific transaction from the Compliance Officer regarding the timing and quantity of the Securities Transactions (this includes transactions in individual stocks, options and corporate bonds).

C.	Prior Holdings. Access Persons that have holdings they acquired before becoming an employee of Rafferty or this Code becoming effective must receive specific pre-approval from the Compliance Officer regarding the timing and quantity of the securities that are being exited. The Compliance Officer may delay, limit or refuse the sale of a security due to, but not limited to, potential conflicts of interest with the Trusts or other clients or the violation of law.

D.

Personal Account Trading. Personal account trading by Access Persons must be done on the individual’s own term without placing an undue burden on Rafferty’s time. Personal account trading by Access Persons may be conducted only if (i) the proposed transaction will have no adverse effect on the Trusts or other Rafferty client; (ii) the proposed transaction will not position the person to profit from a trade made or a position held by the Trusts or other Rafferty client; and (iii) no Insider Trading is involved.

V. REPORTING REQUIREMENTS

A.	Reporting Requirements for all Access Persons Except Independent Fund Trustees

1. Initial Holdings and Accounts Report. Any person who becomes an Access Person of Rafferty or the Trust must submit within 10 days of becoming an Access Person an Initial Holdings and Accounts Report (see Appendix 3-A) to the Compliance Officer listing all Securities accounts and securities that he or she holds in such accounts in which that Access Person (or Immediate Family member) has Beneficial Interest.

2. Quarterly Reporting Requirements. Every Access Person and members of his or her Immediate Family must arrange for the Compliance Officer to receive directly from any broker, dealer, or bank that effects any Securities Transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person has a Beneficial Interest. Attached hereto as Appendix 4, is a form of letter that may be used to request such documents from such entities. All copies must be received no later than 30 days after the end of the calendar quarter. Each confirmation or statement must disclose the following information:

a)	the date of the transaction;

b)	the title (and interest rate and maturity date, if applicable);

c)	the number of shares and principal amount;

d)	the nature of the transaction (e.g., purchase, sale);

e)	the price of the Security; and

f)	the name of the broker, dealer or bank through which the trade was effected.

If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent that contain the information required above, the Access Person must submit a Quarterly Transaction Report (see Appendix 5) within 30 days after the completion of each calendar quarter to the Compliance Officer. The information in the Quarterly Transaction Report must be current as of a date no more than 45 days before the report is submitted.

3. Every new Access Person or any Access Person who establishes a Securities account during the quarter in which that Access Person (or Immediate Family member) has Beneficial Interest must submit an Account Report (see Appendix 5) to the Compliance Officer. This report must be submitted to the Compliance Officer within 10 days after the completion of each calendar quarter and must be current as of a date no more than 45 days before the report is submitted.

4. Annual Holdings and Accounts Report. Every Access Person must submit an Annual Holdings and Accounts Report (see Appendix 3-A) listing all Securities accounts and securities in which that Access Person (or Immediate Family member) has Beneficial Interest. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted. The completed report shall be submitted to the Compliance Officer following the end of the calendar year.

B.	Reporting Requirements for Independent Fund Trustees

Each Independent Fund Trustee (and their Immediate Families) must report to the Compliance Officer any trade in a Security by any account in which the Independent Fund Trustee has any Beneficial Interest if the Independent Fund Trustee knew or, in the ordinary course of fulfilling his or her duty as a Trustee of the Trusts, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the Trustee such Security (or an Equivalent Security) was or would be purchased or sold by the Fund or such purchase or sale by the Fund was or would be considered by the Fund or by Rafferty for the Fund. Independent Fund Trustees who need to report such transactions should refer to the procedures outlined in Section III.A.2.

C.	Exemptions, Disclaimers and Availability of Reports

1. A Securities Transaction involving the following circumstances or Securities are exempt from the Reporting Requirements discussed above: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds; and (7) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

In addition, no Access Person of Rafferty shall be required to make a Quarterly Transaction Report where such report would duplicate information recorded by Rafferty pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940.

2. Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

3. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the Board of Trustees of the Trusts, the Board of Directors of Rafferty, the Compliance Officer, any party to which any investigation is referred by any of the foregoing, the SEC, any self-regulatory organization of which Rafferty is a member, any state securities commission, and any attorney or agent of the foregoing or of the Trusts.

VI. FIDUCIARY DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Trust except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to all Investment Personnel.

1. Accepting Gifts. On occasion, because of their position with the Trusts, Investment Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Trusts and Rafferty. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year) may be accepted.

If an Investment Person receives any gift that might be prohibited under this Code, the Investment Person must inform the Compliance Officer.

2. Entertainment. Business meals, entertainment (e.g. sporting events) and promotional items (e.g. pens, mugs, etc) are not subject to the $100 limit on gifts and may be accepted if the entertainment is reasonable in amount. In addition to being a reasonable amount, the person inviting the Investment Personnel to the entertainment must also attend the event, meal or other entertainment. If Investment Personnel are uncertain whether entertainment is reasonable, please discuss the proposed entertainment with a Compliance Officer.

3. Solicitation of Gifts. Investment Personnel may not solicit gifts or gratuities.

4. Giving Gifts. Investment Personnel may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of Rafferty.

C. Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to the Trusts or Rafferty. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for a Fund.

D. Undue Influence. Access Persons may not cause or attempt to cause any Fund to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person or Immediate Family member stands to benefit materially from an investment decision for a Fund which the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Fund (or, if the Access Person in question is a person with authority to make investment decisions for the Fund, to the Compliance Officer) any Beneficial Interest that the Access Person (or Immediate Family member) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or Immediate Family member) or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the Compliance Officer, must determine whether or not the Access Person will be restricted in making investment decisions.

E. Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company (other than the Trusts) absent prior written authorization by the Compliance Officer. This authorization will rarely, if ever, be granted and, if granted, normally will require that the affected Investment Person be isolated, through a “Chinese Wall” or other procedures, from those making investment decisions related to the issuer on whose board the person sits.

VII. STATEMENT ON INSIDER TRADING

A. Statement Overview

Insider Trading. - Trading Securities while in the possession of material, nonpublic information or improperly communicating such information to others may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The Securities and Exchange Commission may recover the profits gained, or losses avoided, through Insider Trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person who engaged in Insider Trading from the securities industry. In addition, underlying investors in the Trusts may sue seeking to recover damages for Insider Trading violations.

Regardless of whether a federal inquiry occurs, Rafferty views seriously any violation of this Statement on Insider Trading (the “Statement”). Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The laws surrounding Insider Trading are complex; a Access Person legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or other legal problems. Access Persons should direct any questions relating to this Statement to the Chief Compliance Officer of Rafferty or the Trusts. An Access Person must also notify the Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

B. Scope of the Policy Statement. This Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Statement applies to Securities trading and information handling by all Access Persons (including their spouses, minor children and adult members of their immediate family and any other relative of the Access Persons on whose behalf the Access Persons are acting) for their own account or for the account of any Trust or Rafferty client. All Access Persons must read and retain a copy of this Statement and must familiarize each adult member of his or her immediate family with its contents. Any questions regarding matters described herein should be directed to the Compliance Officer.

C. Self-Reporting. You must notify the Compliance Officer promptly if you have any reason to believe that a violation of this Statement has occurred or is about to occur, whether such violation involves you or other Access Persons. Failure to do so constitutes grounds for disciplinary sanctions, including dismissal. Any self-reporting by you will be held in the strictest confidence.

D. Personal Trades. All personal Securities trades by Access Persons are subject to the Trusts and Rafferty Personal Security Transactions Policy (the “Trading Policy”). However, compliance with the trading restrictions imposed by the Trading Policy by no means assures full compliance with the prohibition on trading while in the possession of Inside Information (as defined below). No Access Persons may trade, either personally or on behalf of Clients, while he or she has any reason to believe that he or she may be in possession of Inside Information related to such trade; nor may such Access Persons communicate Inside Information to others (except to the Compliance Officer pursuant to this Statement).

E. No Directorships or Officerships. Neither Rafferty nor any Access Person may trade in any Securities issued by any company of which any Access Person is an employee or insider, without proper pre-approval by the Compliance Officer.

ALL ACCESS PERSONS MUST REPORT TO THE COMPLIANCE OFFICER ANY AFFILIATION OR BUSINESS RELATIONSHIP (e.g., DIRECTORSHIP) THAT THEY MAY HAVE WITH ANY ISSUER OF SECURITIES.

F. Inside Information

1. What is Inside Information? To constitute Inside Information, information must be both (a) material and (b) nonpublic.

(a) Material Information. Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this standard implies information whose disclosure will motivate a reasonable investor to trade, consider probability the event will occur, and/or consider potential impact of the market if event does occur. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. However, if the information you have received is or could be an important factor in your trading decision, you should generally assume that such information is material.

Examples of “Material Information”:

•	Mergers, acquisitions, tender offers, or restructurings;

•	Securities offerings or repurchases;

•	A significant change in earnings and dividends or estimates of the same;

•	Major insurance exposures or claims;

•	Significant new business products, discoveries, services, or loss of these;

•	A change in an issuer’s credit rating internally or by a rating agency;

•	Significant shifts in operating or financial circumstances such as cash flow reductions, major write-offs, changes in accounting methods or business interruption;

•	Material litigation or litigation developments;

•	Governmental developments that could affect securities markets; and

•	Major management changes.

(b) Nonpublic Information.

Nonpublic information is information that has not been publicly distributed. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other governmental agency, a research report, the Dow Jones News “tape,” Bloomberg News or a press release in The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. If you believe that you have information concerning an issuer which gives you an advantage over other investors, such information is, in all likelihood, nonpublic.

2. Identifying Inside Information.

Before executing any trade for yourself, your Immediate Household or a Client, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Compliance Officer.

•

The Compliance Officer will add the name of the underlying issuer’s security to a list of Securities which are deemed to be ineligible for trading by the Clients, by any Access Person or by any member of your Immediate Household (each, an “Ineligible Security”) if there is a reasonable belief that you are in possession of non-public material information.

•	Do not purchase or sell the Securities and / or derivatives on such Securities for your own account, for any member of your Immediate Household or on behalf of any Clients.

•	Do not communicate the information inside or outside of Rafferty, other than to the Compliance Officer, pursuant to this Statement.

•	After the Compliance Officer has reviewed the issue, the Adviser will determine whether the information is Inside Information and, if so, what action the Adviser should take.

3. Tender Offers.

Tender offers represent a particular concern in the law of Insider Trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company’s Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of Insider Trading cases). Second, the Commission has adopted a rule which expressly forbids trading and “tipping” while in possession of Inside Information regarding a tender offer received from the tender offerer, the target company, or anyone acting on behalf of either party. Access Persons should exercise particular caution any time they believe that they may have become aware of any nonpublic information (regardless of how trivial such information may be) relating to a tender offer. Trading when in knowledge of a nonpublic proposed tender offer is illegal, whether or not the information was obtained from (i) the entity making the offer or (ii) the target of such tender and whether or not such information is material.

G.	Procedures to Implement Rafferty’s Policy Against Insider Trading. The following procedures have been established to aid Access Persons to avoid Insider Trading, and to aid Rafferty in preventing, detecting and imposing sanctions against Insider Trading. All Access Persons must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

1. Reporting Personal Securities Trading. All Access Persons must arrange for the Compliance Officer to receive an annual holdings report of Restricted Securities and Private Securities and a quarterly transaction report for such Securities.

2. Restrictions on Disclosures. Access Persons shall not disclose any nonpublic information (whether or not it is material) relating to Rafferty or its Securities transactions to any person outside of the Rafferty (unless such disclosure has been authorized by the Compliance Officer). Inside Information may not be communicated to anyone other than the Compliance Officer pursuant to this Statement. On the contrary, such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

3. The Compliance Officer. For any trading by the Compliance Officer, all actions that would otherwise be taken by the Compliance Officer under this Statement shall instead be taken by the Adviser.

H. Supervisory Procedures. Rafferty has assigned to the Compliance Officer the primary responsibility for the implementation and maintenance of its policies and procedures against Insider Trading. These procedures can be divided into two classifications — prevention of Insider Trading and detection of Insider Trading.

1. Prevention of Insider Trading.

To prevent Insider Trading, the Compliance Officer should:

•	answer questions regarding Rafferty’s policy and procedures concerning Insider Trading;

•	resolve issues of whether information received by any Access Persons constitutes Inside Information and determine what action, if any, should be taken;

•	review on a regular basis and update, as necessary, Rafferty’s policies and procedures concerning Insider Trading;

•	when it has been determined that any Access Persons has Inside Information:

•	implement measures to prevent dissemination of such information, and

•	not permit any Access Persons to execute any transaction in any Securities of the issuer(s) in question;

•	implement a program of periodic “reminder” notices (e.g., an annual acknowledgement) regarding Insider Trading; and

•	retain signed acknowledgments from all Access Persons that he or she has read and understands these policies and procedures concerning Insider Trading.

2. Detection of Insider Trading.

To detect Insider Trading, the Compliance Officer should:

•

pursuant to the Rafferty’s Personal Securities Transaction Policy, not permit trading in any Securities other than (i) Allowable Securities or (ii) other trading in Securities as otherwise permitted pursuant to these policies and procedures;

•	review any applicable trade confirmations, quarterly transaction reports, and annual holdings reports filed by Access Persons with the Compliance Officer; and

•	promptly investigate all reports of any possible violations of Rafferty’s policies and procedures to detect and prevent Insider Trading.

3. Special Reports to Senior Management. Promptly upon learning of a potential violation of Rafferty’s policies and procedures to detect and prevent Insider Trading, the Compliance Officer shall prepare a written report to senior management and may designate the affected security as an Ineligible Security. The information in the report may include:

(i)	the name of the particular Securities involved, if any;

(ii)	the date(s) Rafferty learned of the potential violation and began investigating;

(iii)	the accounts and individuals involved;

(iv)	actions taken as a result of the investigation, if any; and

(v)	recommendations for further action.

VIII. STANDARDS OF CONDUCT

A.	Compliance with Laws and Regulations. Access Persons must comply with all applicable Federal Securities Laws. In connection with (i) the solicitation of new business, (ii) the opening of accounts for new clients or new underlying investors of such clients, (iii) nonpublic personal information, or (iv) the purchase or sale, either directly or indirectly, of a Security held or to be acquired by a client, Access Persons are NOT permitted to:

1.	make any oral or written statements, including those made to clients, prospective clients, their representatives, or the media that are unprofessional, inaccurate, unbalanced or misleading in any way;

2.	defraud any client, in any manner;

3.	do anything that would have the effect of defrauding or deceiving the Trusts or Rafferty;

4.	falsely state a material fact to any client or to the Trusts or Rafferty;

5.	omit to state a material fact to any client, the Trusts or Rafferty in any statements to them if the fact is necessary to ensure that such statements are not misleading in light of the circumstances;

6.	engage in any manipulative practice with respect to any client, the Trusts or Rafferty;

7.	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client;

8.	engage in any act, practice or course of conduct which operates or would operate as a violation of the Adviser’s anti-money laundering program; and

9.	trade on the basis of “Insider Information”; or engage in any act, practice or course of conduct which operates or would operate to share nonpublic personal information with any non-affiliated third party of the Adviser in violation of the Trusts or Rafferty’s privacy rules.

B.	Pay to Play Policy

From time to time, Rafferty or its Access Persons may be asked to make a political contribution. In addition, Access Persons, by their own volition, may seek to make individual political contributions. As an investment manager, Rafferty does not manage money on behalf of a state or municipality. Rafferty does not intend to make political contributions.

1. Individual Contributions. Political activity must occur strictly in your individual and private capacity and not on behalf of Rafferty. The Trusts or Rafferty resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by Trusts’ and Rafferty’s Chief Compliance Officer and General Counsel. Accordingly:

•	Rafferty will not reimburse any Access person for individual political contributions; and

•	Rafferty’s Access Persons are not permitted to use the Trusts or Rafferty’s name in connection with any political campaign other than to state that they are affiliated with or employed by Rafferty.

IX. COMPLIANCE WITH THIS CODE OF ETHICS

A. Compliance Officer Review

1. Investigating Violations of the Code. The Compliance Officer is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the President of Rafferty. The President of Rafferty together with the Compliance Officer are responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Board of Trustees of the Trusts no less frequently than each regular quarterly meeting.

2. Annual Reports. The Compliance Officer will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will report to the Board of Trustees of the Trusts:

a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

b. Identifying any violation requiring significant remedial action during the past year; and

c. Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B. Remedies

1. Sanctions. If the Compliance Officer and the President of Rafferty determine that an Access Person has committed a violation of the Code following a report of the Compliance Officer, the Compliance Officer and the President of Rafferty may impose sanctions and take other actions as they deem appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Compliance Officer and the President of Rafferty also may require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be calculated by the Compliance Officer and the President of Rafferty and shall be forwarded to a charitable organization selected by the Compliance Officer and the President of Rafferty. The Compliance Officer and the President of Rafferty may not review his or her own transaction.

2. Sole Authority. The Compliance Officer and the President of Rafferty have sole authority, subject to the review set forth in Section V.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3. Review. Whenever the Compliance Officer and the President of Rafferty determine that an Access Person has committed a violation of this Code that merits remedial action, they will report no less frequently than quarterly to the Board of Trustees of the Trusts, information relating to the investigation of the violation, including any sanctions imposed. The Board of Trustees of the Trusts may modify such sanctions as it deems appropriate. The Board of Trustees of the Trusts and the Compliance Officer and the President of Rafferty shall have access to all information considered by the Compliance Officer in relation to the case. The Compliance Officer may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board.

C. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Board of Trustees of the Trusts at its next regularly scheduled meeting after the exception is granted.

D. Compliance Certification. Each current Access Person and each newly-hired Access Person shall certify that he or she has received, read and understands the Code by executing the Certification of Compliance with the Code of Ethics form (see Appendix 3). In addition, by December 31 following the end of the prior calendar year, all Access Persons will be required to re-certify on such form (see Appendix 3) that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Independent Fund Trustees should complete Appendix 3-I only when the Code is materially amended or when a new Independent Fund Trustee is appointed or elected.

E. Inquiries Regarding the Code. The Compliance Officer will answer any questions about the Code or any other compliance-related matters.

August 26, 1997, as amended February 24, 2000, November 9, 2004, October 2006, July 26, 2007, August 13, 2008, February 9, 2012

Appendix 1

DEFINITIONS

“Access Person” means any trustee, director, officer or Advisory Person of Rafferty or the Trusts.

“Advisory Person” means (1) any employee of Rafferty and the Trusts (or of any company in a control relationship with such companies) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendation with respect to such purchases or sales, and (2) any natural person in a control relationship to such companies who obtains information concerning the recommendations made to the Trust with respect to the purchase and sale of securities by the Trust.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Code” means this Code of Ethics, as it may be amended from time to time.

“Compliance Officer” means the Compliance Officer of Rafferty and the persons designated in Appendix 2, as such Appendix shall be amended from time to time.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Fund” and “Trust” mean one or more of the portfolios of the Direxion Funds, Direxion Insurance Trust or Direxion Shares ETF Trust, each an investment company registered under the 1940 Act for which Rafferty serves as investment adviser.

“Immediate Family” of an Access Person means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Independent Fund Trustee” means a trustee of a Trust who is not an “interested person” as that term is defined in Section 2(a)(19) of the 1940 Act.

“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933 by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Personnel” and “Investment Person” mean (1) employees of Rafferty or the Trusts (or of any company in a control relationship to such companies) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a security, or (2) any natural person who controls Rafferty or the Trusts and who obtains information concerning recommendations made to the Trust regarding the purchase and sale of securities by the Trust. References to Investment Personnel include Portfolio Managers.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Insider Trading” means the trading of Securities while in the possession of material, nonpublic information or improperly communicating such information to others.

“Private Placement” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

“Rafferty” means Rafferty Asset Management, LLC.

“SEC” means the Securities and Exchange Commission.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures and options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Securities Transaction” means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

“Trusts” means the Direxion Funds and the Direxion Insurance Trust, each an investment company registered under the 1940 Act.

Appendix 1

DIREXION FUNDS AND DIREXION SHARES ETFs

FOR ACCESS PERSONS OWNERSHIP

DIREXION FUNDS

Direxion Indexed Commodity Strategy Fund

Direxion Indexed Managed Futures Strategy Fund

Direxion Currency Trends Strategy Plus Fund

Direxion/Wilshire Dynamic Fund

Direxion Long/Short Global IPO Fund

DIREXION SHARES ETFs

Direxion Large Cap Insider Sentiment Shares

Direxion All Cap Insider Sentiment Shares

Direxion S&P 500 RC Volatility Response Shares

Direxion S&P 1500 RC Volatility Response Shares

Direxion S&P Latin America 40 RC Volatility Response Shares

Direxion NASDAQ-100 Equal Weighted Index Shares

Appendix 2

CONTACT PERSONS

COMPLIANCE OFFICERS:

Rafferty Asset Management and Direxion Shares ETF Trust:

Bernard J. “Bob” Frize	Christopher Lewis
Chief Compliance Officer	Assistant Compliance Officer
Rafferty Asset Management, LLC	Rafferty Asset Management, LLC
Direxion Shares ETF Trust	Direxion Shares ETF Trust
33 Whitehall Street, 10th Floor	33 Whitehall Street, 10th Floor
New York, NY 10004	New York, NY 10004
Phone 1: 646-747-3181	Phone 1: 646-237-3486
Phone 2: 646-572-3448	Phone 2: 646-572-3448
bfrize@alariccompliance.com	clewis@alariccompliance.com
frizeb@direxionfunds.com	lewisc@direxionfunds.com

Direxion Funds and Direxion Insurance Trust:

Christopher Lewis	Bernard J. “Bob” Frize
Chief Compliance Officer	Assistant Compliance Officer
Direxion Funds	Direxion Funds
Direxion Insurance Trust	Direxion Insurance Trust
33 Whitehall Street, 10th Floor	33 Whitehall Street, 10th Floor
New York, NY 10004	New York, NY 10004
Phone 1: 646-237-3486	Phone 1: 646-747-3181
Phone 2: 646-572-3448	Phone 2: 646-572-3448
clewis@alariccompliance.com	bfrize@alariccompliance.com
lewisc@direxionfunds.com	frizeb@direxionfunds.com

Appendix 3

CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I acknowledge that I have received the Code of Ethics dated August 26, 1997, as amended February 24, 2000, November 9, 2004, October 2006, July 26, 2007, August 13, 2008 and April 1, 2012 and certify that:

1. I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I or a member of my Immediate Family has any Beneficial Interest.

2. In accordance with Section III.A. of the Code of Ethics, I will report or have reported all Securities Transactions in which I have, or a member of my Immediate Family has, a Beneficial Interest, except for transactions exempt from reporting under Section III.C.

3. I have listed on Appendix 3-A of this form all accounts and securities in which I have, or any member of my Immediate Family has, any Beneficial Interest.

4. I will comply or have complied with the Code of Ethics in all other respects.

5. I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

Access Person’s Signature

Print Name

Date:

SEE NEXT PAGE

Appendix 3-A

PERSONAL SECURITIES HOLDINGS and ACCOUNTS DISCLOSURE FORM

(for use as an Initial or Annual Holdings and Accounts Report)

Pursuant to Section III.A.1 or III.A.3 of the Code of Ethics, please list all Securities accounts and Securities holdings for each Securities account in which you or your Immediate Family member has beneficial interest. You do not need to list those Securities that are exempt pursuant to Section III.C.

Is this an Initial or Annual Report?

Name of Access Person:

Name of Account Holder:

Relationship to Access Person:

SECURITIES HOLDINGS:

Attach to this Report your most recent account statement and/or list Securities held below:

	Name of Security	Quantity	Principal Amount	Name of Broker/Dealer/Bank

1.

2.

3.

(Attach separate sheets as necessary)

SECURITIES ACCOUNTS:

	Account Name	Account Number	Date Account Opened	Name of Broker/Dealer/Bank

1.

2.

3.

4.

(Attach separate sheets as necessary)

I certify that this Report and the attached statements (if any) constitute all the Securities accounts and Securities that must be reported pursuant to this Code.

Access Person Signature

Print Name Date

Appendix 3-I

CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

(Independent Fund Trustees)

I acknowledge that I have received the Code of Ethics dated August 26, 1997, as amended February 24, 2000, November 9, 2004, October 2006, July 26, 2007, August 13, 2008 and April 1, 2012 and certify that:

1. I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I or a member of my Immediate Family has any Beneficial Interest.

2. I will report or have reported all Securities Transactions required to be reported under Section III.B. of the Code in which I have, or a member of my Immediate Family has, a Beneficial Interest.

3. I will comply or have complied with applicable provisions of the Code of Ethics in all other respects.

Trustee’s Signature

Print Name

Date:

Appendix 4

Form of Letter to Broker, Dealer or Bank

<Date>

<Broker Name and Address>

Subject: Account #

Dear                     :

Rafferty Asset Management, LLC (“Rafferty”), my employer, is a registered investment adviser. In connection with the Code of Ethics adopted by Rafferty, I am required to request that you send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account to my employer. Please note that the confirmations and/or periodic statements must disclose the following information:

1)	date of the transaction;

2)	the title of the security (including interest rate and maturity date) and price;

3)	the number of shares and principal amount;

4)	the nature of the transaction (e.g., purchase or sale); and

5)	the name of the firm effecting the trade.

If you are unable to provide this information, please let me know immediately. Otherwise, please address the confirmations and statements directly to:

Chief Compliance Officer

Rafferty Asset Management, LLC

33 Whitehall Street, 10th Floor

New York, New York 10004

Your cooperation is most appreciated. If you have any questions regarding these requests, please contact me at <phone number>.

Sincerely,

<Name of Access Person>

Appendix 5

REPORT OF SECURITY TRANSACTIONS
FOR QUARTER ENDED

Access Persons other than Independent Fund Trustees: You do not need to report transactions in 1) direct obligations of the U.S. Government, 2) bankers’ acceptances, bank CDs, commercial paper, high quality short-term debt instruments, 3) shares of an open-end investment company, and 4) transactions which you had no direct or indirect influence or control.

Independent Fund Trustees: If you are an Independent Fund Trustee, then you only need to report a transaction if you, at the time of that transaction, knew or, in the ordinary course of fulfilling your official duties as a Trustee to the Direxion Funds, should have known that, during the 15-day period immediately before or after your transaction in a security,

1)	the Trust purchased or sold such security or

2)	the Trust or their investment adviser considered purchasing or selling such security.

Disclose all securities transactions for the period covered by this Report:

Name/Description of Security*	Number Shares	Date of Transaction	Price at Which Effected	Principal Amount	Bought or Sold	Name of Broker/Dealer/Bank

*	Please disclose the interest rate or maturity date, if applicable.

Did you establish any securities accounts during the period covered by this Report?      Yes      No

If Yes, please complete the following:

Name of Broker	Date of Account Opening	Account Number

The above is a record of every transaction in a security or account opened which I had, or in which I acquired, any direct or indirect beneficial ownership during the period indicated above.

I certify that the Compliance Officer has received confirmations or account statements pertaining to all transactions executed and that disclose the information required above, and notice of any accounts opened, during the period covered by this Report.

I have nothing to report for the period covered by this Report.

Date:	Signature:

2

Appendix 6

INITIAL PUBLIC OFFERING / PRIVATE PLACEMENT

CLEARANCE FORM

(for the use of the Compliance Officer only)

The Code of Ethics for Rafferty and the Direxion Trusts prohibits any acquisition of securities in an initial public offering (other than shares of open-end investment companies) and private placement by any Investment Person. In cases of exceptional circumstances, however, investments in such securities may be permitted. In these instances, a record of the rationale supporting the approval of such transactions must be completed and retained for a period of 5 years after the end of the fiscal year in which approval is granted. This form should be used for such record keeping purposes.

Name of Investment Person:

Date of Request:

Name of IPO / Private Placement:

Date of Offering:

Number of Shares/Interests

Price:

Name of Broker/Dealer/Bank

I have cleared the IPO / Private Placement transaction described above.

Reasons supporting the decision to approve the above transaction:

Name of Compliance Officer
Signature of Compliance Officer

Date